Exhibit 99.1

Press Release

Gulfport Energy Corporation Announces Entry into the SCOOP Play with Complementary Acquisition of Approximately 85,000 Net Effective Acres

OKLAHOMA CITY (December 14, 2016) Gulfport Energy Corporation (Nasdaq: GPOR) (“Gulfport” or the “Company”) today announced that the Company has entered into a definitive agreement with Vitruvian II Woodford, LLC (“Vitruvian”), a portfolio company of Quantum Energy Partners, to acquire approximately 46,400 net surface acres in the core of the SCOOP, including approximately 183 MMcfe per day of net production for October 2016 for a total purchase price of $1.85 billion.

Acquisition Highlights

•	Substantially contiguous acreage position totaling approximately 85,000 net effective acres, which includes rights to 46,400 Woodford acres and 38,600 Springer acres, in Grady, Stephens and Garvin Counties, Oklahoma, with approximately 80% held by production.

•	Stacked-pay potential with approximately 1,750 gross drilling locations, including over 775 gross locations with internal rates of return of approximately 75%, targeting the Woodford and Springer intervals with significant upside potential through infill drilling and additional prospective zones.

•	Existing production of approximately 183 MMcfe per day in the month of October 2016.

•	Total estimated proved reserves at September 30, 2016 were 1.1 Tcfe.

As of December 13, 2016, Gulfport entered into a definitive agreement with Vitruvian to acquire approximately 46,400 net surface acres with multiple producing zones, including the Woodford and Springer formations, in Grady, Stephens and Garvin Counties, Oklahoma. Given the potential for numerous producing intervals across this high-quality position, Gulfport has identified approximately 1,750 gross drilling locations, composed of only Woodford and Springer zones with significant upside potential through infill drilling and additional prospective zones present on the acreage. The acquired properties are located primarily in the over-pressured liquids-rich to dry gas windows of the play and include approximately 183 Mmcfepd of net production for October 2016. The transaction also includes 48 producing horizontal wells and an additional interest in over 150 non-operated horizontal wells. Four rigs are currently operating on the acreage and Gulfport currently intends to maintain a four rig cadence in the play during 2017 and add an additional two rigs at the beginning of 2018. Based on the estimated internal reserve report prepared by Vitruvian as of September 30, 2016 and audited by Netherland, Sewell & Associates, Inc., the estimated proved reserves attributable to the acreage are approximately 1.1 Tcfe. The acquisition is expected to close in February 2017, subject to the satisfaction of certain closing conditions.

Consideration in the transaction includes a total purchase price of approximately $1.85 billion, consisting of $1.35 billion in cash and approximately 18.8 million in shares of Gulfport common stock privately placed to the sellers, subject to adjustment. The Company intends to fund the cash portion of the acquisition through potential debt and equity financings prior to closing.

Chief Executive Officer and President, Michael G. Moore commented, “Today is a defining day for Gulfport Energy. Combining Vitruvian’s high-quality SCOOP position with our prolific Utica assets will transform our company and solidify Gulfport with core positions in two of North America’s high-return natural gas basins. In Vitruvian, we believe we have found a prolific stacked pay resource with strong production history, a multi-year, high-return drilling inventory – an opportunity with significant upside from both a resource and operational perspective. The asset consists of a low-risk, substantially contiguous acreage position in the core of the SCOOP. This acquisition is not only additive to our Company but in our opinion truly one-of-a-kind. The transaction is expected to be accretive to cash flow and net asset value per share and provides us with a blocky, sizeable and scalable footprint in a new operating area.”

Vitruvian CEO and President, Richard F. Lane commented, “We are pleased to be part of this significant transaction, both for the complementary asset it represents for Gulfport and for the achievement it represents for Vitruvian’s employees and stakeholders. We plan to work closely with the Gulfport team to ensure a seamless transition of the asset to Gulfport.”

President of Quantum Energy Partners, Dheeraj Verma, commented, “We are excited about this transaction and believe that the combination of these assets will provide Mike and his team with more opportunities for margin expansion and cash flow growth immediately. We are quite optimistic about the value creation potential here and look forward to participating in this upside as a shareholder of the combined company.”

BofA Merrill Lynch acted as exclusive financial advisor to Gulfport in connection with the transaction and Akin Gump Strauss Hauer & Feld LLP served as Gulfport’s legal counsel. Jefferies acted as financial advisor to Vitruvian in connection with the transaction and Vinson & Elkins served as Vitruvian’s legal counsel.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 24.9% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the pending transaction described above. Gulfport cautions that actual future events and results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transaction described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV – Vice President, Corporate Development

pheerwagen@gulfportenergy.com

405-242-4888

Jessica R. Wills – Manager, Investor Relations and Research

jwills@gulfportenergy.com

405-242-4888